EXHIBIT 4.1

TREATY ENERGY CORPORATION

2011 STOCK BENEFIT PLAN
(as amended January 24, 2013 )

The TREATY ENERGY CORPORATION 2011 STOCK BENEFIT PLAN (the "Plan") is designed to retain employees, consultants, and advisors (“Participants”) and reward them for making major contributions to the success of the Company.  These objectives are accomplished by making long-term incentive awards under the Plan thereby providing Participants with a proprietary interest in the growth and performance of the Company.

1. Definitions.

(a) "Board" - The Board of Directors of the Company.

(b) "Code" - The Internal Revenue Code of 1986, as amended from time to time.

(c) "Committee" - The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, composed of not less than two members of the Board all of whom are disinterested persons, as contemplated by Rule 16b-3 ("Rule 16b-3") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(d) "Company" – Treaty Energy Corporation and its subsidiaries.

(e) "Exchange Act" - The Securities Exchange Act of 1934, as amended from time to time.

(f) "Fair Market Value" - The fair market value of the Company's issued and outstanding Stock as determined in good faith by the Board or Committee.

(g) "Grant" - The grant of any Stock Award to a Participant pursuant to such terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

(h) “Option” – An Option to purchase the Company's Stock that may be awarded to a Participant under the Plan.  A Participant who receives an award of an Option shall be referred to as an "Optionee."

(i) "Participant" - An outside consultant, professional or service provider of the Company to whom an Award has been made under the Plan.

(j) "Securities Act" - The Securities Act of 1933, as amended from time to time.

(k) "Stock" - Authorized and issued or unissued shares of common stock of the Company.

(l) "Stock Award" - A Grant made under the Plan in Stock, Options to purchase Stock, or denominated in units of stock for which the Participant is not obligated to pay additional consideration.

2. Administration.

The Plan shall be administered by the Co-Chief Executive Officers.  Subject to the provisions of the Plan, the Co-Chief Executive Officers shall have authority to (a) grant, in his/her discretion, Stock Awards; (b) determine in good faith the fair market value of the Stock covered by any Grant; (c) determine which eligible persons shall receive Grants and the number of shares, restrictions, terms and conditions to be included in such Grants; (d) construe and interpret the Plan; (e) promulgate, amend and rescind rules and regulations relating to its administration, and correct defects, omissions and inconsistencies in the Plan or any Grant; (f) consistent with the Plan and with the consent of the Participant, as appropriate, amend any outstanding Grant; (g) determine the duration and purpose of leaves of absence which may be granted to Participants without constituting termination of their engagement for the purpose of the Plan or any Grant; and (h) make all other determinations necessary or advisable for the Plan's administration.  The interpretation and construction by the Board of any provisions of the Plan or selection of Participants shall be conclusive and final.  No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Grant made thereunder.

3. Eligibility.

The persons who shall be eligible to receive Grants shall be employees, consultants, and advisors to the Company.  The term consultant shall mean any person, other than an employee, who is engaged by the Company to render services and is compensated for such services.  No Grant may be made to any person that will not qualify as an “employee” pursuant to the general instructions as to the use of Form S-8 as promulgated by the Securities and Exchange Commission.

4. Stock.

(a) Authorized Stock: Stock subject to Grants may be either unissued or reacquired Stock.

(b) Number of Shares:  The total number of shares of Stock which may be purchased or granted directly by Options or Stock Awards or purchased indirectly through exercise of Options granted under the Plan shall not exceed One Hundred Eighty-Five Million (185,000,000) shares.  If any Grant shall for any reason terminate or expire, any shares allocated thereto but remaining unpurchased upon such expiration or termination shall again be available for Grants with respect thereto under the Plan as though no Grant had previously occurred with respect to such shares. Any shares of Stock issued pursuant to a Grant and repurchased pursuant to the terms thereof shall be available for future Grants as though not previously covered by a Grant.

(c) Reservation of Shares:  The Company shall reserve and keep available at all times during the term of the Plan such number of shares as shall be sufficient to satisfy the requirements of the Plan. If, after reasonable efforts, the Company is unable to obtain authority from any applicable regulatory body, which authorization is deemed necessary by legal counsel for the Company for the lawful issuance of shares hereunder, the Company shall be relieved of any liability with respect to its failure to issue and sell the shares for which such requisite authority was so deemed necessary unless and until such authority is obtained.

5. Stock Awards.

All or part of any Stock Award under the Plan may be subject to conditions established by the Chief Executive Officer, and set forth in a Stock Award Agreement, which may include, but are not limited to, continuous service with the Company, achievement of specific business objectives, increases in specified indices, attaining growth rates and other comparable measurements of Company performance. Such Awards may be based on Fair Market Value or other specified valuation. All Stock Awards will be made pursuant to the execution of a Stock Award Agreement.

(a) Conditions and Restrictions.  Shares of Stock which Participants may receive as a Stock Award under a Stock Award Agreement may include such restrictions as the Board or Committee, as applicable, shall determine, including restrictions on transfer, repurchase rights, right of first refusal, and forfeiture provisions.  When transfer of Stock is so restricted or subject to forfeiture provisions it is referred to as "Restricted Stock."  Furthermore, in the discretion of the Chief Executive Officer, Stock Awards may be deferred, either in the form of installments or a future lump sum distribution.  The Chief Executive Officer may permit selected Participants to elect to defer distributions of Stock Awards in accordance with procedures established by the Board or Committee to assure that such deferrals comply with applicable requirements of the Code including, at the choice of Participants, the capability to make further deferrals for distribution after retirement.  Any deferred distribution, whether elected by the Participant or specified by the Stock Award Agreement or by the Board or Committee, may require the payment be forfeited. Dividends or dividend equivalent rights may be extended to and made part of any Stock Award, subject to such terms, conditions and restrictions as the Board or Committee may establish.

(b) Cancellation and Rescission of Grants.  Unless the Stock Award Agreement specifies otherwise, the Chief Executive Officer may cancel any unvested or deferred Grants at any time if the Participant is not in compliance with the provisions of the Stock Award Agreement and the Plan.

(c) Nonassignability. No Grant or any other benefit under the Plan shall be assignable or transferable, or payable to, anyone other than the Participant to whom it was granted.

(d) Termination of Engagement.

If the engagement or service to the Company of a Participant terminates, other than pursuant to any of the following provisions under this Section 5(d), all unvested or deferred Stock Awards shall be cancelled immediately, unless the Stock Award Agreement provides otherwise:

(i) Retirement Under a Company Retirement Plan.  When a Participant's engagement terminates as a result of retirement in accordance with the terms of a Company retirement plan, the Chief Executive Officer may permit Stock Awards to continue in effect beyond the date of retirement in accordance with the applicable Grant Agreement and vesting of any such Grants may be accelerated.

(ii) Rights in the Best Interests of the Company.  When a Participant resigns from the Company and, in the judgment of the Board or Committee, the acceleration and/or continuation of outstanding Stock Awards would be in the best interests of the Company, the Board or Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Grants issued prior to such termination and (ii) permit the vesting of such Grants for such period as may be set forth in the applicable Grant Agreement, subject to earlier cancellation at such time as the Board or Committee shall deem the continuation of all or any part of the Participant's Grants are not in the Company's best interest.

(iii) Death or Disability of a Participant.

(1) In the event of a Participant's death, the Participant's estate or beneficiaries shall have a period up to the expiration date specified in the Grant Agreement within which to receive or exercise any outstanding Grant held by the Participant under such terms as may be specified in the applicable Grant Agreement. Rights to any such outstanding Grants shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; if none, then (b) to a legal representative of the Participant; if none, then (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Grants so passing shall be made at such times and in such manner as if the Participant were living.

(2) In the event a Participant is deemed by the Board or Committee to be unable to perform his or her usual duties by reason of mental disorder or medical condition which does not result from facts which would be grounds for termination for cause, Grants and rights to any such Grants may be paid to the Participant, if legally competent, or a committee or other legally designated guardian or representative if the Participant is legally incompetent by virtue of such disability.

(3) After the death or disability of a Participant, the Board or Committee may in its sole discretion at any time (1) terminate restrictions in Grant Agreements; (2) accelerate any or all installments and rights; and (3) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant's estate, beneficiaries or representative; notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Grant might ultimately have become payable to other beneficiaries.

(4) In the event of uncertainty as to interpretation of or controversies concerning this Section 5, the determinations of the Board or Committee, as applicable, shall be binding and conclusive.

6. Registration Under the Securities Act.

All Shares to be issued under the Plan will be registered with the Securities and Exchange Commission on Form S-8.

7. Amendment, Modification, Suspension or Discontinuance of the Plan.

The Board may, insofar as permitted by law, from time to time, with respect to any shares at the time not subject to outstanding Grants, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, no such action shall alter or impair the rights and obligations under any Stock Award outstanding as of the date thereof without the written consent of the Participant thereunder. No Grant may be issued while the Plan is suspended or after it is terminated, but the rights and obligations under any Grant issued while the Plan is in effect shall not be impaired by suspension or termination of the Plan.

In the event of any change in the outstanding Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, or similar event, the Chief Executive Officer may adjust proportionally (a) the number of shares of Stock (i) reserved under the Plan, (ii) covered by outstanding Stock Awards; (b) the Stock prices related to outstanding Grants; and (c) the appropriate Fair Market Value and other price determinations for such Grants. In the event of any other change affecting the Stock or any distribution (other than normal cash dividends) to holders of Stock, such adjustments as may be deemed equitable by the Board or the Committee, including adjustments to avoid fractional shares, shall be made to give proper effect to such event. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Board or the Committee shall be authorized to issue or assume stock options, whether or not in a transaction to which Section 424(a) of the Code applies, and other Grants by means of substitution of new Grant Agreements for previously issued Grants or an assumption of previously issued Grants.

8. Tax Withholding.

The Company shall have the right to deduct applicable taxes from any Grant payment and withhold, at the time of delivery or exercise of Stock Awards or vesting of shares under such Grants, an appropriate number of shares for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes.  If Stock is used to satisfy tax withholding such stock shall be valued based on the Fair Market Value when the tax withholding is required to be made.

9. Notice.

Any written notice to the Company required by any of the provisions of the Plan shall be addressed to one or both of the Co-Chief Executive Officers of the Company, and shall become effective when it is received by one of said Chief Executive Officers.

10. Indemnification of Board.

In addition to such other rights or indemnifications as they may have as directors or otherwise, and to the extent allowed by applicable law, the Chief Executive Officer and the members of the Board shall be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any claim, action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken, or failure to act, under or in connection with the Plan or any Grant granted thereunder, and against all amounts paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such claim, action, suit or proceeding, except in any case in relation to matters as to which it shall be adjudged in such claim, action, suit or proceeding that such Board or Committee member is liable for negligence or misconduct in the performance of his or her duties; provided that within sixty (60) days after institution of any such action, suit or Board proceeding the member involved shall offer the Company, in writing, the opportunity, at its own expense, to handle and defend the same.

11. Governing Law.

The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, shall be governed by the law of the State of Nevada and construed accordingly.

The foregoing 2011 STOCK BENEFIT PLAN as amended (consisting of [INSERT PAGE NUMBER] pages, including this page) was duly adopted and approved by the Board of Directors on January 24, 2013.

TREATY ENERGY CORPORATION, a Nevada corporation